CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use in the Prospectus Supplements in this Post-Effective Amendment No. 17 to the Registration Statement No. 333-17641 on Form S-6 of (1) our report dated March 9, 2004 relating to the financial statements of Separate Account FP of The Equitable Life Assurance Society of the United States for the year ended December 31, 2003, and (2) our report dated March 9, 2004 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 2003, which reports appear in such Prospectus Supplements. We also consent to the reference to us under the heading "FINANCIAL STATEMENTS" in the Prospectus Supplements.




/s/ PricewaterhouseCoopers LLP
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New York, New York
April 27, 2004